Exhibit 10.3

SEVERANCE AND GENERAL RELEASE AGREEMENT

DaVita Inc., on behalf of itself and each of its parent, subsidiaries, related entities, divisions and affiliates, whether direct or indirect (hereinafter collectively referred to as the “Company”), and Lori Pelliccioni (“Pelliccioni”) enter into this Severance and General Release Agreement (“Agreement”) as of this 3rd day of November, 2005:

(1)	Pelliccioni, on behalf of herself and her heirs, executors, administrators, and assigns, hereby waives, releases and forever discharges the Company, and its and their directors, officers, employees, shareholders, partners, attorneys, and agents, past, present, and future, and each of them, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners, attorneys, and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown, suspected or unsuspected, concealed or hidden actions, causes of action, claims, or liabilities of any kind that have been or could be asserted against the Releasees, including, without limitation, actions, causes of action, claims or liabilities of any kind arising out of, or relating to, or in any way connected with Pelliccioni’s employment with, or separation from, the Company and/or any of the Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)	claims, actions, causes of action, or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, medical condition, and veteran status); and/or

(b)	claims, actions, causes of action, or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance, or regulation; and/or

(c)	claims, actions, causes of action, or liabilities arising under the Fair Labor Standards Act, the Equal Pay Act, and the California Labor Code, as well as any regulations thereof; and/or

(d)

any other claim whatsoever including, but not limited to, claims for severance pay, sick leave, holiday pay, paid time off, unpaid wages, unpaid bonuses, claims based upon breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, defamation, intentional and/or negligent infliction of emotional distress, interference with contract, fraud, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever, including without limitation actions, causes of action, claims, or liabilities of any kind arising out of, relating to, or in any way connected with Pelliccioni’s employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding the filing of any claim that Pelliccioni may have under state unemployment laws, and/or any claims which by law Pelliccioni cannot waive.

(e)	The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

(i)	Pelliccioni does not release or waive any right or claim that she may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, which arises after the date of execution of this Agreement, with the understanding that any claim Pelliccioni may have based upon her separation from employment with the Company on November 11, 2005, has arisen prior to the execution of this Agreement.

(ii)	Pelliccioni hereby acknowledges that, in order to receive the severance set forth below, she must execute this Agreement, and that if she does not execute this Agreement, that she is not entitled to any severance payment under any agreement, Company policy, or applicable law.

(iii)	The Company previously has advised, and, again, hereby expressly advises, Pelliccioni to consult with an attorney of her choosing prior to executing this Agreement, which contains a general release and waiver.

(2)	Pelliccioni also agrees never to sue any of the Releasees or participate in a lawsuit on the basis of any claim of any type whatsoever, including without limitation actions, causes of action, claims, or liabilities of any kind arising out of, relating to, or in any way connected with Pelliccioni’s employment with and/or separation from employment with the Company and/or any of the other Releasees.

(3)	Pelliccioni further waives her right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on Pelliccioni’s behalf arising out of, relating to, or in any way connected with Pelliccioni’s employment with and/or separation from employment with the Company and/or any of the other Releasees. Should Pelliccioni file a lawsuit based on any claim that she cannot waive due to public policy reasons or should such a lawsuit be filed by or on behalf of a third party, including, but not limited to, the government, Pelliccioni agrees to donate any monies that she might be entitled to or receive from such lawsuit to the American Kidney Fund.

(4)	Pelliccioni acknowledges and agrees that her employment relationship with the Company and/or any Releasee will terminate on November 11, 2005 (“Separation Date”), and that Pelliccioni no longer has any rights as an employee, including, but not limited to, the right to receive employee benefits, except as stated in this Agreement.

(5)	Notwithstanding the generality of the releases, waivers, and acknowledgments set forth above in sections 1, 2, 3, and 4 of this Agreement, nothing in this Agreement releases or waives any known or unknown rights that Pelliccioni may have now or in the future that arise from or relate to (a) the “Non-Qualified Stock Option Agreement under the DaVita Inc. 2002 Equity Compensation Plan-Employee” entered into between Pelliccioni and the Company on or about November 5, 2002 (hereinafter, the “Option Agreement”), or any other stock or stock option agreements under which any such stock or options have already vested, (b) any written indemnity agreement between the Company and Pelliccioni, and (c) any claims for indemnification based on statutory or common law or the by-laws of the Company.

(6)	Pelliccioni also acknowledges that she has not suffered any on-the-job injury for which Pelliccioni has not already filed a claim. Pelliccioni agrees not to disparage the Company and/or any other Releasee, including to any current or former Company employee.

(7)

In consideration for the agreements set forth herein, the Company will (1) allow Pelliccioni to remain employed by the Company until November 11, 2005, (which date shall be deemed the day of her “Severance” as that term is defined in the DaVita Inc. 2002 Equity Compensation Plan), (2) on November 5, 2005, allow the vesting of her option to purchase 30,000 shares of the Company’s common stock under the Option Agreement, (3) continue to pay Pelliccioni her current base salary for the period from November 13, 2005, through February 12, 2006 (the “Severance Period”), less withholdings, and in a manner consistent with the Company’s payroll practices and procedures, and (4) if Pelliccioni elects to receive COBRA benefits, reimburse her for that portion of the COBRA insurance premiums that is in excess of the amount that she had paid for health insurance coverage before being separated from the Company for the first three (3) months of such COBRA coverage; thereafter, Pelliccioni will be responsible for making monthly premium payments to ensure COBRA coverage continuation. In addition, Pelliccioni agrees to notify the Company if she obtains full-time employment during the Severance Period and understands and agrees that if she obtains full-time employment during the Severance Period, the Company’s obligations under clause 4 of this Paragraph shall cease at the time she is eligible for benefits under her new employer’s benefit plan. Pelliccioni also agrees that the Company’s obligations under this Paragraph shall cease if she were to violate any of the terms of this Agreement. The Company’s offer of this severance is contingent upon Pelliccioni executing this Agreement on or before November 3, 2005.

(8)	In consideration for the agreements set forth herein, Pelliccioni agrees, upon request of the Company, to cooperate with the Company in the transition of her duties and to provide information to and assist the Company in the investigation, defense, or prosecution of any suspected claim against or by the Company or any Releasee. Such assistance shall include, but is not limited to, participating in interviews with representatives of the Company, attending, as a witness, depositions, trials, or other similar proceedings without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Company will reimburse Pelliccioni for any out-of-pocket costs that she may incur, including travel costs. To the extent that Pelliccioni is required to travel, she is required to work with the Company’s travel department to arrange her travel plans.

(9)	In addition to filling out the Compliance Questionnaire, Pelliccioni agrees to be available to participate in an exit interview with the Company’s Corporate Compliance Department or its designee. In the event an exit interview is desired, at the sole discretion of the Company, the Company will contact Pelliccioni to establish a mutually agreeable time to complete the exit interview. Pelliccioni agrees that she is required to answer any questions fully and completely and that a failure to do so is a material breach of this Agreement.

(10)	Pelliccioni agrees and hereby does resign from her elected position as Vice President, Chief Compliance Officer, and Legal Counsel of DaVita Inc. and its subsidiaries. Notwithstanding this, Pelliccioni will remain an employee until November 11, 2005. Before Company makes any written public announcement concerning her resignation, Pelliccioni shall be given a reasonable period to review and comment upon, but not approve, the announcement.

(11)	Pelliccioni agrees that during the one-year period after her Separation Date she will not, directly or indirectly, (1) solicit any of Company’s employees to work for any Person, (2) hire any of Company’s employees to work (as an employee or an independent contractor) for any Person, or (3) take any action that may reasonably result in any of Company’s employees going to work (as an employee or an independent contractor) for any Person.

(12)

Pelliccioni agrees that during the one-year period after her Separation Date she will not, directly or indirectly: (a) induce any patient or customer of Company, either individually or collectively, to patronize any Competitor; (b) request or advise any patient, customer, or physician of Company to withdraw, curtail, or cancel such person’s business with Company; (c) enter into any contract for the purpose or result of which would benefit her if any patient or physician of Company were to withdraw, curtail, or cancel such person’s business with Company; (d) solicit, induce, or encourage any physician (or former physician) affiliated with Company or induce or encourage any other person under contract with Company to curtail or terminate such person’s affiliation or contractual relationship with Company; or (e) disclose to any Competitor the names or addresses of any patient or customer of Company or of any physician (or former physician) affiliated with Company.

(13)	PELLICCIONI FURTHER UNDERSTANDS THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING, BUT NOT LIMITED TO CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT.

(14)	Pelliccioni expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those related to unknown and unsuspected claims, demands, and causes of action, if any, as well as those relating to an other claims, demands, and causes of action hereinabove specified. Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(15)	Pelliccioni and the Company acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.

(16)	Pelliccioni acknowledges that she has been employed by the Company as an attorney and that the Company has stood in the position of a client during the course of her employment with the Company, and that she has acquired confidential information concerning the Company. Accordingly, Pelliccioni acknowledges her obligations under the California Rules of Professional Conduct for attorneys.

(17)

Pelliccioni understands, acknowledges, and agrees that during the course of her employment, she had access to technical, business, and customer information, materials, and data relating to the Company’s and/or any other Releasee’s present and planned business that have not been released to the public, including, but not limited to, confidential information, materials, or proprietary data belonging to the Company and/or any other Releasee (collectively, “Confidential Information”). Pelliccioni also understands, acknowledges, and agrees that all Confidential Information is the property of the Company and/or the other Releasees. Pelliccioni further understands, acknowledges, and agrees that the disclosure of any Confidential Information would constitute a material breach of this Agreement and could cause irreparable harm to the Company and/or any other Releasee. Accordingly, Pelliccioni agrees to hold and safeguard all Confidential Information and agrees not to disclose or divulge any Confidential Information to any person, firm, corporation, business, or any other entity without the written authorization of an officer or director of the Company. Pelliccioni also agrees and acknowledges that the Company and/or any other Releasee shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any violation of this provision by Pelliccioni. Such injunctive relief shall be in addition to and in no way limit any and all other remedies the Company and/or any other Releasee shall have in law and equity for the enforcement of such covenants and provisions, including any rights under any stock option agreement. Pelliccioni hereby consents and stipulates to the entry of such injunctive relief in such a court prohibiting Pelliccioni from any violation of the covenants and provisions of this provision.

(18)	This Agreement is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the laws of the State of California. Any dispute under this Severance and General Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of California.

(19)	Pelliccioni agrees that the terms and conditions of this Agreement shall remain confidential and that she may not disclose them to anyone except her immediate family, Pelliccioni’s legal advisor, and Pelliccioni’s financial advisor, all of whom shall agree to maintain the confidentiality of this Agreement.

(20)	Pelliccioni acknowledges that the separation pay that is set forth herein is extra pay that she is not entitled to under the Company’s established policies, plans and procedures and the extra pay is in exchange for Pelliccioni’s signing (and not later revoking) this Agreement. Pelliccioni further acknowledges and agrees that the Company’s offer and payment of separation pay to Pelliccioni and Pelliccioni’s signing of this Agreement does not in any way indicate that Pelliccioni has any viable claims against the Company or that the Company has or admits any liability to Pelliccioni whatsoever. Pelliccioni further acknowledges and agrees that neither this Agreement nor anything in this Agreement shall be construed as an admission by the Company of any violation of its policies or procedures, or of any violation of federal or state laws or regulations.

(21)	This Agreement supersedes and replaces all prior negotiations and all prior agreements, proposed or otherwise, whether oral or written, concerning the subject matter hereof, and any representation, promise, or agreement concerning the subject matter herein not specifically included in this Agreement shall not be binding upon or enforceable against either party, as this is intended to be a fully integrated document.

(22)	This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies and facsimiles of such signed counterparts may be used in lieu of the original for any purpose.

(23)	The parties agree to and shall perform such further acts and provide and execute such further documents as reasonably necessary or prudent to or for any party to obtain the benefits and/or fulfill the express intent under this Agreement.

(24)	This Agreement is deemed to have been drafted mutually by the parties, so nothing in this Agreement shall be construed against any party as a drafter

The parties have read the foregoing Agreement and accept and agree to the provisions it contains and hereby execute it, as of the date first written above, voluntarily with full understanding of its consequences.

DAVITA INC.		LORI PELLICCIONI

By:	/s/ Joseph Schohl	/s/ Lori Pelliccioni
Joseph Schohl Vice President, General Counsel & Secretary

11-3-05
Date

PLEASE RETURN TO:

Steven Cooper

Assistant General Counsel – Labor

DaVita Inc.

601 Hawaii St.

El Segundo, CA 90245